Exhibit 10.19

Amendment No. 2008-1 to the Central Pacific Financial Corporation
Long-Term Executive Incentive Plan

THIS AMENDMENT (the “Amendment”) is made by Central Pacific Financial Corporation (the “Company”) to be effective as of December 31, 2008.

WHEREAS, the Company maintains the Long-Term Executive Incentive Plan (the “Plan”) for the benefit of certain participants (“Participants”);

WHEREAS, the Company desires to amend certain provisions of the Plan in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, the Company has reserved the right to amend or modify the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2.4 shall be amended to read as follows:

““Change in Control Event” is defined by reference to the definition of “change in control event” in Treas. Reg. 1.409A-3(i)(5).”

2.	Section 2.8 shall be amended to read as follows:

““Disability” is defined by reference to the definition of “disability” in Treas. Reg. 1.409A-3(i)(4).”

3.	The following sentence shall be added as the final sentence to Section 7.1:

“Any such prorated Final Award payable in respect of termination of employment due to the Participant’s death or Disability shall be paid as soon as practicable after such termination of employment, but no later than 2½ months after the close of the Plan Year in which the termination of employment due to the Participant’s death or Disability occurs.”

4.	The final sentence of Article 8 shall be amended to read as follows:

“Any Final Award payable because of the death of the Participant shall be paid as soon as practicable after the Participant dies, but no later than 2½ months after the close of the Plan Year in which the Participant dies.”

5.	A new Section 15.5 shall be added to the Plan as follows:

“Code Section 409A.  It is the Company’s intent that payments under the Plan are exempt from, and do not constitute “deferred compensation” subject to, Section 409A of the Code and that the Plan be administered accordingly.  If and to the extent that any payment is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable hereunder to a Participant by reason of his termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), such payment shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or his earlier death).  Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.”

IN WITNESS WHEREOF, the Compensation Committee has caused this Amendment 2008-1 to the Plan to be duly executed on this 31st day of December, 2008.

CENTRAL PACIFIC FINANCIAL CORPORATION

By:           /s/ Karen K. Street
Executive Vice President and Director of Human Resources